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EXHIBIT 99.1

Computer Learning Centers Announces Settlement of Class Action Lawsuit

FAIRFAX, Va.--(BUSINESS WIRE)--Jan. 11, 1999--Computer Learning Centers, Inc. (Nasdaq National Market: CLCX - news; "CLC") today announced that it has entered into a memorandum of understanding to settle in the previously disclosed class-action shareholder lawsuit filed against CLC in early 1998 in the U.S. District Court for the Eastern District of Virginia. The Virginia action had consolidated all of the outstanding shareholder lawsuits.

Terms of the settlement, which are subject to the signing of a definitive agreement and final judicial approval, call for the payment of $3.0 million in cash (of which $2.350 million is covered by CLC's insurance) and the issuance of 550,000 shares of CLC common stock, $.01 par value, subject to certain price protection features to guarantee a total settlement of $7.5 million.

In settling the case, the Company continued to deny all of the allegations contained in the lawsuit. The Company said this agreement will enable management to again devote its full attention to the business of providing the highest quality of technical education and to enhancing long-term shareholder value. CLC estimates that this settlement, upon its approval, would result in an after-tax charge against fiscal 1999 fourth quarter earnings of approximately $0.18 per share.

Computer Learning Centers provides information and computer-related education and training at 26 Learning Centers in the United States and Canada. The Company designs programs and courses to meet current information technology education needs, offering instruction focused on client/server systems and applications programming, networking administration and management, help desk operations and computer technical support.

This press release contains forward-looking statements. The words "believe," "expect," "intend," "anticipate," and "project," and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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Contact:

     Computer Learning Centers, Inc.
     Charles Cosgrove
     Chief Financial Officer

     703/359-7702